                                                                    EXHIBIT 2.03





                                   EXHIBIT A




                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                               LG&E ENERGY CORP.,

                        CAROUSEL ACQUISITION CORPORATION

                                      AND

                               HADSON CORPORATION




                         DATED AS OF FEBRUARY 10, 1995

                               TABLE OF CONTENTS


                                                                                                                            Page
                                                                                                                            ----
                                                              ARTICLE I

                                                              THE MERGER
                                                              ----------

         1.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2     The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.3     Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

                                                              ARTICLE II

                                                   CERTIFICATE OF INCORPORATION AND
                                                 BY-LAWS OF THE SURVIVING CORPORATION
                                                 ------------------------------------

         2.1     Certificate of Incorporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.2     By-laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

                                                             ARTICLE III

                                         DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION
                                         ---------------------------------------------------

         3.1     Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         3.2     Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

                                                              ARTICLE IV

                                             CONVERSION OF COMPANY STOCK; COMPANY OPTIONS
                                             --------------------------------------------

         4.1     Conversion of Company Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         4.2     Exchange of Certificates Representing Company Common Stock . . . . . . . . . . . . . . . . . . . . . . . . 3
         4.3     Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         4.4     Company Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

                                                              ARTICLE V

                                            REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                                            ---------------------------------------------

         5.1     Existence; Good Standing; Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         5.2     Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         5.3     Authorization, Validity and Effect of Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         5.4     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         5.5     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         5.6     Related Party Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8





                                      (i)

         5.7     Other Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         5.8     No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         5.9     SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         5.10    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         5.11    Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.12    Certain Employee Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.13    Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         5.14    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         5.15    Title. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.16    Maintenance of Facilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.17    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.18    Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.19    Public Utility Holding Company Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.20    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.21    No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.22    Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.23    Absence of Other Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                                                              ARTICLE VI

                                       REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
                                       -------------------------------------------------------

         6.1     Existence; Good Standing; Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.2     Authorization, Validity and Effect of Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.3     No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.4     Availability of Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.5     No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

                                                             ARTICLE VII

                                                              COVENANTS
                                                              ---------

         7.1     Takeover Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.2     Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.3     Stockholder Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.4     Filings; Other Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.5     Inspection of Records; Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.6     Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.7     Further Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.8     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.9     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.10    Certain Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.11    Settlement of Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.12    No Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.13    Payment of Certain Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30





                                      (ii)

                                                           ARTICLE VIII

                                                            CONDITIONS
                                                            ----------

         8.1     Conditions to Each Party's Obligation to Effect the Merger . . . . . . . . . . . . . . . . . . . . . . .  31
         8.2     Condition to Obligation of the Company to Effect the Merger  . . . . . . . . . . . . . . . . . . . . . .  31
         8.3     Conditions to Obligation of Parent and Merger Sub to Effect the Merger . . . . . . . . . . . . . . . . .  32

                                                              ARTICLE IX

                                                             TERMINATION
                                                             -----------

         9.1     Termination by Mutual Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.2     Termination by Either Parent or the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.3     Termination by the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.4     Termination by Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         9.5     Automatic Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         9.6     Effect of Termination and Abandonment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         9.7     Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                                                              ARTICLE X

                                                          GENERAL PROVISIONS
                                                          ------------------

         10.1    Survival of Representations and Warranties; Consequences of Inaccuracy . . . . . . . . . . . . . . . . .  34
         10.2    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.3    Assignment; Binding Effect; Benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.4    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.5    Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.6    Governing Law; Choice of Forum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.7    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.8    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.9    Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.10   Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.11   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37





                                     (iii)

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 10, 1995, among LG&E Energy Corp., a Kentucky corporation ("Parent"), Carousel Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Hadson Corporation, a Delaware corporation (the "Company").

                                    RECITALS

         A. The Board of Directors of each of Parent and Merger Sub, believing it advisable for the respective benefit of Parent and Merger Sub and their respective stockholders, has approved the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein.

         B. The Board of Directors of the Company has received a fairness opinion relating to the transactions contemplated hereby as more fully described herein.

         C. The Board of Directors of the Company and the special committee thereof (the "Committee"), believing it advisable for the benefit of the Company and its stockholders, has agreed to submit to the Company's stockholders for their approval the Merger upon the terms and subject to the conditions set forth herein.

         D. Concurrently with the execution and delivery of this Agreement, Parent and Merger Sub are entering into Securities Purchase Agreements with Santa Fe Energy Resources, Inc., a Delaware corporation ("Santa Fe"), and The Prudential Insurance Company of America, a New Jersey corporation, Pruco Life Insurance Company, a New Jersey corporation, and Prusupply, Inc., an Arizona corporation (collectively, "Prudential") (the "Securities Purchase Agreements").

         E. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger.

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

         1.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 4100 First City Center, 1700 Pacific Avenue, Dallas, Texas at 9:00 a.m., local time, on the first business day immediately following the later of (a) the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith (or such later date, not more than ten days thereafter, as the parties may mutually agree upon) or (b) if applicable, the twentieth calendar day after the mailing of the information statement described in Section 7.3(b). The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

         1.3 EFFECTIVE TIME. If all the conditions to the Merger set forth in Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause a Certificate of Merger meeting the requirements of
Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").


                                   ARTICLE II

                        CERTIFICATE OF INCORPORATION AND
                      BY-LAWS OF THE SURVIVING CORPORATION

         2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

         2.2 BY-LAWS. The By-laws of Merger Sub in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until duly amended in accordance with applicable law.


                                  ARTICLE III

              DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

         3.1 DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be directors of the Surviving Corporation as of the Effective Time, unless and until thereafter changed in accordance with the DGCL and the Surviving Corporation's Certificate of Incorporation and By-laws.

         3.2 OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, unless and until thereafter changed in accordance with the DGCL and the Surviving Corporation's Certificate of Incorporation and By-laws.


                                   ARTICLE IV

                  CONVERSION OF COMPANY STOCK; COMPANY OPTIONS

         4.1 CONVERSION OF COMPANY STOCK. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the following securities:

                 (a) Each share of the common stock, $1.00 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

                 (b) Each share of the common stock, $.01 par value, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled pursuant to Section 4.1(c) hereof and shares of Company Common Stock held by any holder who shall have properly exercised, and not withdrawn or lost, appraisal rights under the DGCL) shall be converted into and become a right to receive $2.75 in cash, without any interest thereon (the "Purchase Price").

                 (c) Each share of Company Common Stock issued and held in the Company's treasury (or beneficially owned by Parent or its subsidiaries, including, without limitation, shares of Company Common Stock held in the "HP Trust," as defined in, and as to which a beneficial interest is acquired by Parent or Merger Sub pursuant to, the Securities Purchase Agreement among Parent, Merger Sub and Prudential) at the Effective Time shall cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

                 (d) Each share of Senior Cumulative Preferred Stock, Series A (the "Series A Preferred") and Junior Exercisable Automatically Convertible Preferred Stock, Series B (the "Series B Preferred") of the Company issued and outstanding immediately prior to the Effective Time shall remain unchanged and outstanding and shall represent one share of Series A Preferred or Series B Preferred, as the case may be, of the Surviving Corporation.

         4.2     EXCHANGE OF CERTIFICATES REPRESENTING COMPANY COMMON STOCK.

                 (a) Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent, which shall be Parent's Transfer Agent or such other party reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of outstanding shares of Company Common Stock, for payment in accordance with this
Article 4, a sum in cash equal to the product of (i) the Purchase Price and
(ii) the number of shares of Company Common Stock issued and outstanding as set forth in Section 5.4 (other than shares of Company Common Stock to be canceled pursuant to Section

4.1(c) hereof and shares of Company Common Stock held by any holder who shall have properly exercised, and not withdrawn or lost, appraisal rights under the
DGCL), such sum being hereinafter referred to as the "Exchange Fund", to be paid pursuant to this Section 4.2 in exchange for outstanding shares of Company Common Stock.

                 (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates representing outstanding shares of Company Common Stock (other than shares of Company Common Stock to be canceled pursuant to Section 4.1(c) hereof and shares of Company Common Stock held by any holder who shall have properly exercised, and not withdrawn or lost, appraisal rights under the DGCL)
(i) a letter of transmittal which shall specify that delivery of such certificates shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of the certificates in exchange for payment of the Purchase Price per share hereunder. Upon surrender of a certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such certificate shall be entitled to receive in exchange therefor, in cash, without interest, the product of (x) the Purchase Price and (y) the number of shares of Company Common Stock represented by such certificates so surrendered by such holder, and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Exchange Agent may condition payment hereunder upon the surrender of the certificate representing such Company Common Stock to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                 (c) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation, they shall be exchanged for payment and cancelled in accordance with the procedures set forth in this Article 4.

                 (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company twelve (12) months after the Effective Time shall, at the option of the Surviving Corporation, be delivered to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation for payment of the Purchase Price in respect of each share of Company Common Stock that such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

                 (e) None of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                 (f) If any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will pay in respect of such lost, stolen or destroyed certificate an amount of cash, without interest, equal to the product of (x) the Purchase Price and (y) the number of shares of Company Common Stock previously represented by such lost, stolen or destroyed certificate.

         4.3     DISSENTING SHARES.

                 (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are held by any record holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Purchase Price hereunder but shall instead become the right to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to the DGCL; provided, however, that any holder of Dissenting Shares who shall have failed to perfect, or shall have withdrawn or lost, his rights to appraisal of such Dissenting Shares, in each case under the DGCL, shall forfeit the right to appraisal of such Dissenting Shares, and each of such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Purchase Price in accordance with
Article 4, without interest.  Notwithstanding anything contained in this
Section 4.3, if (i) the Merger is rescinded or abandoned or (ii) if the stockholders of the Company revoke the authority to effect the Merger, then the right of any stockholder to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to the DGCL shall cease. The Surviving Corporation shall comply with all of its obligations under the DGCL with respect to holders of Dissenting Shares.

                 (b) The Company shall give Parent (i) prompt notice of any demands for appraisal, and any withdrawals of such demands, received by the Company and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle any such demands.

         4.4 COMPANY OPTIONS. The Company shall use all reasonable efforts to provide that, immediately prior to the Effective Time, each outstanding option to purchase shares of Company Common Stock, each stock appreciation right, and each limited stock appreciation right or other similar right (individually, a "Company Option" and collectively, the "Company Options") granted under the Hadson Corporation 1992 Equity Incentive Plan, as amended and restated as of March 9, 1994, the Nonstatutory Stock Option Agreement dated December 13, 1993, and the Nonstatutory Stock Option Agreement dated December 14, 1993 (collectively, the "Company Option Plans"), whether or not exercisable, shall be cancelled and surrendered to the Company and each holder of each such outstanding option, outstanding stock appreciation right and outstanding limited stock appreciation right or other outstanding similar right shall be entitled to receive from the Company, upon surrender of the applicable right, with respect to each such right, an amount in cash equal to the excess, if any, of the Purchase Price over the exercise price per share of Company Common Stock of such right. As used herein, the term "Option Cash-Out Amount" shall mean the sum of (a) all payments made by the Company to effect the cancellation and surrender of Company Options pursuant to this Section 4.4 and (b) the amount by which (i) the product of $2.75 multiplied by the number of shares of Company Common Stock issued upon exercise of Company Options exercised after the date of this Agreement and prior to the Effective Time exceeds (ii) the sum of all payments received by the Company upon the exercise of such Company Options during such period.


                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the disclosure letter delivered by or on behalf of the Company to Parent at or prior to the execution hereof (the "Company Disclosure Letter"), the Company represents and warrants to Parent as follows:

         5.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified or be in good standing would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the business, assets, liabilities, financial condition or prospects (the "Condition") of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect"). The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. The copies of the Company's Restated Certificate of Incorporation, dated December 14, 1993, as amended by the Certificate of Amendment to Restated Certificate of Incorporation, dated November 21, 1994, and By-laws, dated December 14, 1993, previously delivered to Parent are true and correct.

         5.2 COMPLIANCE WITH LAW. Neither the Company nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, except where such violation would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries (a) have made all required filings, applications, notifications and reports, and amendments thereto, with all federal, state, local or foreign governmental authorities (the "Filings") and (b) possess all licenses, permits, ordinances, franchises, certificates, and other authorizations of any federal, state, local or foreign governmental authority (the "Licenses") which are necessary to the ownership or operation of their business as currently conducted or to collect the current fees, prices, rates or other charges levied in connection with their business and all such Filings and Licenses are in full force and effect and no proceeding is pending or, to the Company's knowledge, threatened seeking the revocation or limitation of any such Filing or License, except where the failure to make any Filing or possess any License or the failure of any such Filing or License to be in such force and effect or the revocation or limitation of such Filing or License would not, individually or in the aggregate, have a Material Adverse Effect.

         5.3     AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS.

                 (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Upon receipt of the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of Company Common Stock, the consummation by the Company of the transactions contemplated hereby will have been duly authorized by all requisite corporate action. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                 (b) The Board of Directors of the Company has taken all necessary action to approve the transactions contemplated by this Agreement and the Securities Purchase Agreements pursuant to Section 203(a) of the DGCL.

         5.4 CAPITALIZATION. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, and 25,000,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"), 5,193,250 shares of which have been designated Series A Preferred and 4,983,180 shares of which have been designated Series B Preferred. As of the date hereof, there are 25,690,890 shares of Company Common Stock issued and outstanding, 2,271,496 shares of Series A Preferred issued and outstanding and 4,981,743 shares of Series B Preferred issued and outstanding. No additional shares of capital stock of the Company have been issued or will be issued prior to the Effective Time except such shares of Company Common Stock as may be issued upon exercise of Company Options or shares of Series B Preferred outstanding as of the date hereof. All such issued and outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as contemplated by this Agreement, the Company Option Plans or the Series B Preferred, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries. As of the date of this Agreement, there are reserved for issuance, and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Options, the number of shares of Company Common Stock set forth in the Company Disclosure Letter; since that date, no Company Options have been granted under the Company Option Plans and no new option plans have been authorized or adopted and no options have otherwise been granted. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company or the Surviving Corporation pursuant to any Company Benefit Plan (as defined in Section 5.12) except pursuant to such Company Options, if any, as shall not be cancelled and terminated prior to the Closing. Except for the Company's obligations under the Trust Agreement dated as of December 14, 1993 among the Company, Prudential and certain other parties (the "H/P Trust Agreement"), there are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of Company Common Stock, any capital voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. The Exercise Price (as such term is used in the Company's Restated Certificate of Incorporation, dated December 14, 1993, as amended through the date of this Agreement) of the Series B Preferred is $3.225 per share of Company Common Stock.

         5.5 SUBSIDIARIES. Each of the Company's subsidiaries (each a "Subsidiary," and collectively the "Subsidiaries") is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which failure to be so licensed or qualified or to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect. Each of the outstanding shares of capital stock of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, was not issued in violation of any preemptive rights and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Subsidiary has been previously provided to Parent, if applicable: (a) its name and jurisdiction of incorporation or organization; (b) its authorized capital stock or other ownership interests; and (c) the number of issued and outstanding shares of capital stock or other ownership interests owned of record or beneficially by the Company.

         5.6 RELATED PARTY TRANSACTIONS. There are no contracts, arrangements or transactions currently in effect between the Company or any of its Subsidiaries, on the one hand, and Santa Fe, Prudential, or any officer, director or 5% stockholder of the Company, or any affiliate of the foregoing persons, on the other hand, except as set forth in the Company Reports (as defined in Section 5.9).

         5.7 OTHER INTERESTS. Except for interests in the Subsidiaries, neither the Company nor any Subsidiary owns directly or indirectly any interest or investment in any corporation, partnership, joint venture, business, trust or entity.

         5.8 NO VIOLATION. Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will: (a) result in a breach of any provisions of the certificate of incorporation or By-laws (or similar governing documents) of the Company or any Subsidiary; (b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of its existing Company Stock Option Plans, or any grant or award made under any of the foregoing by reason of, in whole or in part, the consummation of the Merger; (c) violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or give rise to any payments or compensation under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not, individually or in the aggregate, have a Material Adverse Effect and will not impose any liability on either Parent or Merger Sub; or (d) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except for violations which would not, individually or in the aggregate, have a Material Adverse Effect or prevent or delay consummation of the transactions contemplated hereby; (e) other than the filings provided for in Article I and filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, or any other person or entity, the failure to obtain or make which would, individually or in the aggregate, have a Material Adverse Effect or prevent or delay consummation of the transactions contemplated hereby.

         5.9     SEC DOCUMENTS.

                 (a) The Company has delivered to Parent each registration statement, report (including any report on Form 8-K), proxy statement or information statement prepared by it since December 31, 1993 and filed with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act, including, without limitation, (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1993, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1994 and (iii) its Proxy Statement for the Annual Meeting of Stockholders held May 26, 1994, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As of their respective dates, the Company Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein) (1) were prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and the respective rules and regulations promulgated thereunder and (2) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

                 (b) In addition, the Company has delivered to Parent an unaudited consolidated balance sheet of the Company as of December 31, 1994 and an unaudited consolidated statement of income of the Company for the year then ended, in each case without notes (collectively, the "Unaudited 1994 Statements"). The Unaudited 1994 Statements have been prepared from the Company's accounting records using accounting methods consistent with those used to prepare the financial statements included in the Company Reports and, to the Company's knowledge, fairly present in all material respects the unaudited consolidated financial position and unaudited results of operations of the Company and its Subsidiaries as of and for the year ended December 31, 1994.

                 (c) Except as and to the extent set forth (i) on the consolidated balance sheet of the Company and its Subsidiaries at September 30, 1994, including all notes thereto, (ii) on the consolidated balance sheet included in the Unaudited 1994 Statements or (iii) in the Company Reports filed with the SEC prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has any material liabilities or obligations (whether accrued, absolute, contingent or otherwise), except liabilities arising in the ordinary course of business since such date.

         5.10 LITIGATION. Except as disclosed in the Company Reports filed with the SEC prior to the date of this Agreement, there are no actions, suits or proceedings pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that (a) if determined adversely, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect,
(b) if determined adversely, would reasonably be expected to prevent or delay, in any material respect, the consummation of the transactions contemplated by this Agreement or (c) is a stockholder's derivative action on behalf of the Company against any of its directors, officers, employees or agents. Except as disclosed in the Company Reports filed with the SEC prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any order, writ, injunction or decree which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby.

         5.11 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company Reports filed with the SEC prior to the date of this Agreement, since December 31, 1993, each of the Company and its Subsidiaries has conducted its business only in the ordinary course and there has not been (a) any event or change with respect to the Company and its Subsidiaries having or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or repurchase or redemption of shares of its capital stock, (c) any material change in its accounting principles, practices or methods, (d) any damage, destruction or loss, whether or not covered by insurance, resulting in a Material Adverse Effect, or any deterioration in the operating condition of the assets of the Company and its Subsidiaries resulting in a Material Adverse Effect, (e) any change or any threat of change in the Company's relations with, or any loss or threat of loss of, any of the Company's important suppliers or customers which would reasonably be expected to have a Material Adverse Effect, (f) any termination, cancellation or waiver, or any material uncured violation, of any contract or other right material to the operation of the business of the Company and its Subsidiaries, taken as a whole, or (g) any payment in respect of indebtedness of the Company held by Prudential or Company Preferred Stock.

         5.12    CERTAIN EMPLOYEE PLANS.

                 (a) Each employee benefit or compensation plan or arrangement, including each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by the Company or any of its Subsidiaries (the "Company Benefit Plans") complies, and has been administered in accordance, with all applicable requirements of law. All reports, returns and similar documents with respect to the Company Benefit Plans required to be filed with any governmental entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed. There are no pending or, to the Company's knowledge, threatened investigations by any governmental entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that would give rise to any liability. The Company Benefit Plans are listed in the Company Disclosure Letter, and copies and summary plan descriptions of all such plans have previously been provided to Parent.

                 (b) With respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (i) a favorable determination letter has been issued by the Internal Revenue Service (the "IRS") with respect to the qualification of each Company Benefit Plan and (ii) no "reportable event" or "prohibited transaction" (as such terms are defined in ERISA) or termination has occurred under circumstances which present a risk of liability by the Company or any of its Subsidiaries to any governmental entity or other person, including a Company Benefit Plan. Each Company Benefit Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such Company Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code and Section 302 of ERISA), whether or not waived.

                 (c) All contributions to, and payments from, the Company Benefit Plans required to be made in accordance with the Company Benefit Plans have been timely made.

                 (d) Except as provided in the Hadson Corporation Severance Benefits Plan or in individual employment agreements disclosed to Parent and Merger Sub in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries maintains or contributes to or has an obligation to contribute to any welfare plan, within the meaning of Section 3(1) of ERISA, which provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to or on behalf of any employee or former employee upon his or her retirement or termination of employment, except as may be required by federal statute or such benefits that may be unilaterally terminated by the Company or one of its Subsidiaries at any time.

                 (e) Neither the Company nor any of its Subsidiaries or any person or entity that is treated as a single employer with the Company or any of its Subsidiaries within the meaning of Section 414 of the Code maintains, contributes to or has an obligation to contribute to, or any liability arising under a plan that is subject to Title IV of ERISA, including a multiemployer plan, within the meaning of Section 4001(a)(3) of ERISA.

         5.13    LABOR MATTERS.

         (a) None of the Company or any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries relating to their business. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

         (b) The Company has delivered to Parent copies of all employment agreements, consulting agreements, severance agreements, bonus and incentive plans, profit-sharing plans and other agreements, plans or arrangements with respect to compensation of the employees of the Company and its Subsidiaries (the "Compensation Arrangements"). The Merger will not accelerate or otherwise give rise to payments pursuant to the Compensation Arrangements. The Compensation Arrangements are listed in the Company Disclosure Letter.

         5.14    ENVIRONMENTAL MATTERS.

                 (a)      For the purposes of this Agreement:

                 "Assets" means all real or personal property owned or leased by the Company or as to which an easement exists in favor of the Company.

                 "Environmental Matters" means any matter arising out of, relating to or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Materials into the air (indoor and outdoor) surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, resulting from or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials.

                 "Environmental Costs" means, without limitation, any actual or potential cleanup costs, remediation, removal, or other response costs (which without limitation shall include costs to cause the Company to come into compliance with Environmental Laws), investigation costs (including without limitation fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations

(including without limitation, liabilities or obligations under any lease or other contract), payments, damages (including any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including charges (i) of third parties for personal injury or property damage or (ii) to natural resources), civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matters.

                 "Environmental Laws" means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 1101 et seq., the Resource Conservation and
Recovery Act, 42 U.S.C. Sections 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sections 136 et seq., the Clean Air Act, 42
U.S.C. Sections 7401 et seq.,the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Sections 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. Sections 641 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy with respect to Environmental Matters, all indemnity agreements and other contractual obligations (including, without limitation, leases, asset purchase and merger agreements) relating to environmental matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

                 "Hazardous Materials" means any pollutants, contaminants or hazardous or toxic substances, materials, wastes, constituents or chemicals that are regulated by, or from the basis for liability under, any Environmental Laws.

                 (b) The Company and each of its Subsidiaries at all times has been operated, and is, in compliance with all applicable Environmental Laws except for such failures to comply which would not reasonably be expected to result in a Material Adverse Effect.

                 (c) The Company has obtained, and is in compliance with, all permits, licenses, authorizations, registrations and other governmental consents ("Environmental Permits") required to be obtained by it by applicable Environmental Laws, including, without limitation, those regulating emissions, discharges, or releases of Hazardous Materials, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to its business except for such failures to comply which would not reasonably be expected to result in a Material Adverse Effect.

                 (d) All such Environmental Permits are in full force and effect, and the Company has made all appropriate filings for issuance or renewal of such Environmental Permits.

                 (e) All of the Assets of the Company are free of any Hazardous Materials (except those authorized pursuant to and in accordance with Environmental Permits held by the Company) and free of all contamination arising from, relating to or resulting from any such Hazardous Materials except for such failures to comply which would not reasonably be expected to result in a Material Adverse Effect. Furthermore, (i) there are no polychlorinated byphenyls ("PCBs"), mercury or PCB or mercury containing equipment at, on, about, under or within any Assets owned, operated or controlled in whole or in part by the Company or its Subsidiaries and (ii) all of the Company's Assets are free of any groundwater contamination arising from, relating to or resulting from any Hazardous Materials.

                 (f) There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or threatened that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits.

                 (g) The Company has not used any waste disposal site, or otherwise disposed of, transported or arranged for the transportation of, any Hazardous Materials to any place or location (including any place or location owned or operated by the Company), or in violation of any Environmental Laws.

                 (h) There are no underground or above ground storage tanks, incinerators or surface impoundments at, on, about, under or within any of the Assets, or any portion thereof.

                 (i) Neither the Company nor any of its Subsidiaries has received any notice or other communication asserting that it may be a potentially responsible party, or otherwise liable in connection with, any waste disposal site or other location used for the disposal of any Hazardous Materials or notice of any failure of the Company or any of its Subsidiaries to comply in any material respect with any Environmental Law or the requirements of any Environmental Permit.

                 (j) There are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans: (i) that may interfere with or prevent continued compliance by the Company with Environmental Laws and the requirements of Environmental Permits,
(ii) that may give rise to any liability or other obligation under any Environmental Laws that may require the Company to incur any actual or potential Environmental Costs or (iii) that may form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving the Company based on or related to any Environmental Matter or which, in each case, could require the Company to incur any Environmental Costs which would reasonably be expected to have a Material Adverse Effect.

                 (k) No lien exists, and no condition exists which could result in the filing of a lien, against any property of the Company under any Environmental Law or relating to any Environmental Matters.

                 (l) There has been no release or other dissemination at any time of any Hazardous Materials at, on, or about, under or within any real property currently or formerly owned or leased by the Company or any predecessor of the Company or as to which an easement in favor of the Company currently exists or formerly existed or any real properties operated or controlled by the Company or any predecessor of the Company (other than pursuant to and in accordance with permits held by the Company or any such predecessor) which was required to be reported to any governmental authority pursuant to any Environmental Law and which would reasonably be expected to have a Material Adverse Effect.

                 (m) The Company has not been requested or required by any governmental authority to perform any investigatory or remedial activity or other action in connection with any Environmental Matter which would reasonably be expected to have a Material Adverse Effect.

         5.15 TITLE. Except as described in the Company Reports, the Company and its Subsidiaries have good and defensible title to all real and personal property owned by them and reflected on the Company's consolidated balance sheet as of September 30, 1994 included in the Company Reports free and clear of any and all liens, security interests, pledges, claims and other encumbrances (each, a "Lien") other than Permitted Encumbrances, as defined below, except for defects in title and Liens which, individually or in the aggregate, would not have a Material Adverse Effect. "Permitted Encumbrances" shall mean (a) inchoate Liens securing payments to mechanics and materialmen for materials, labor and supplies furnished in the normal course of business of the Company and its Subsidiaries and Liens securing payments of taxes or assessments, that are, in the case of each Lien described in this clause (a), not yet delinquent, or, if delinquent, that are being contested in good faith in the normal course of business, (b) preferential rights to purchase and required third party consents to assignments or similar agreements, except for those rights that become exercisable upon, or consents required to be obtained prior to, consummation of the Merger or the transactions contemplated hereby and those rights and consents that remain unsatisfied with respect to any prior transaction, (c) all applicable laws, rules, regulations and orders of any municipality or governmental, tribal, statutory or public authority, (d) the terms and conditions of all documents and agreements that create the easements, licenses, permits, rights-of-way, surface leasehold interests, fee interests, privileges, franchises, servitudes, prescriptions, surface use rights under oil and gas leases and unitization agreements and similar property interests reasonably necessary for operating and maintaining, on the lands where located, the assets of the Company and its Subsidiaries (the "Easements"), (e) the terms and conditions of the documents that transfer the Easements and other similar documents or agreements under which the subject assets are held to the extent same do not have a material adverse effect on the ownership, use, maintenance or operation by the Company or its Subsidiaries of the subject assets to which they pertain, (f) the terms and conditions of all operating agreements, participation agreements, maintenance agreements and other agreements to which any of such assets or properties are subject, to the extent same do not have a material adverse effect on the ownership, use, maintenance or operation by the Company or its Subsidiaries of the subject assets to which they pertain; and
(g) the fact that certain portions of the assets of the Company or its Subsidiaries may be located on lands pursuant to rights to use the surface of such lands under oil and gas leases and/or unitization agreements. To the Company's knowledge, none of the Permitted Encumbrances materially interferes with the use of any of the Company's assets in the conduct of the Company's business in the ordinary course, nor do any of the Permitted Encumbrances materially detract from the value of such assets as reflected on the Company's financial statements included in the Company Reports.

         5.16 MAINTENANCE OF FACILITIES. All physical facilities of the Company and its Subsidiaries which are material to the Company have been maintained in accordance with the Company's customary maintenance practices and are in a state of repair (normal wear and tear accepted) adequate for the normal use of such facilities in the ordinary conduct of the business of the Company and its Subsidiaries.

         5.17 INSURANCE. The Company Disclosure Letter lists all policies of liability and property and casualty insurance in effect covering the Company and its Subsidiaries (specifying the insurer, type of insurance, policy number and pending claims thereunder with respect to the Company which are, in the aggregate, material). There are no notices of any pending or threatened terminations, or expectations of premium increases (other than increases of general applicability), with respect to any of such insurance policies. The Company is in substantial compliance with all conditions contained therein, and the coverage of none of such policies will be terminated or adversely affected by the transactions contemplated by this Agreement.

         5.18 FAIRNESS OPINION. The Board of Directors of the Company has received an opinion of Dillon, Read & Co. Inc. to the effect that, as of the date hereof, the Merger consideration to be received by the holders of Company Common Stock other than Santa Fe and Prudential is fair to such holders.

         5.19 PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Company nor any of its Subsidiaries is a "public utility company," a "holding company" or a "subsidiary company" of a "holding company," or an "affiliate" of any of the foregoing, in each case within the meaning of the Public Utility Holding Company Act of 1935, as amended, or the rules and regulations of the SEC promulgated thereunder. Neither the Company nor any of its Subsidiaries is subject to regulation as a utility under applicable state law.

         5.20    TAXES.

                 (a) For purposes of this Section 5.20 the following terms shall have the following meanings:

                 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean:

                          (i) any federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, excise, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and

                          (ii) liability of the Company or any Subsidiary for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company or any subsidiary under a Tax Sharing Arrangement or Tax indemnity arrangement or agreement.

                 "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

                 "Tax Sharing Arrangement" shall mean any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes the Company or any Subsidiary, and including, but not limited to, any tax indemnity arrangement or agreement.

                 (b) All Tax Returns that are required to be filed on or before the Closing Date by the Company or any of the Subsidiaries (including but not limited to returns of any affiliated group of corporations filing consolidated income tax returns of which the Company or Subsidiary was a member) have been or will be correctly and accurately completed and timely filed with the appropriate foreign, federal, state and local authorities and disclose all taxes required to be paid by the Company and each Subsidiary for the period covered by the Tax Return. All Taxes due from the Company or any Subsidiary or for which the Company or any Subsidiary is liable with respect to all taxable years or any portion thereof ending on or before the Closing Date have been fully and timely paid or adequately reflected as an appropriate liability or reserve on the Financial Statements even if they are being contested in good faith by appropriate proceedings. No payments are or will be required to be made by the Company or any Subsidiary pursuant to any Tax Sharing Agreement and all such Tax Sharing Agreements will be terminated with respect to the Company and each Subsidiary as of the Closing Date to the extent they would require payments to be made by the Company or any Subsidiary.

                 (c) None of such Tax Returns are under audit or examination by any foreign, federal, state or local authority and there are no agreements or waivers providing for an extension of time with respect to the assessment or collection of any Tax against the Company or any of the Subsidiaries with respect to any such Tax Return. For all taxable years or portions thereof ending on or before the Closing Date, no assessment of Taxes has been made or proposed by any taxing authority against the Company or any Subsidiary for which the Company or any Subsidiary is liable. The Company has no knowledge of any facts that if known to any taxing authority would likely result in the issuance of a notice of proposed deficiency or similar notice to assess Taxes against the Company or any Subsidiary. The statute of limitations for the collection of federal, state, local and foreign income taxes has been extended only with respect to the jurisdictions and years in the Company Disclosure Letter. The statute of limitations for the payment or collection of gross receipts, sales and use taxes has been extended only with respect to the jurisdictions and years set forth in the Company Disclosure Letter.

                 (d) All Taxes assessed and due and owing from or against the Company or any of the Subsidiaries on or before the Closing Date (including, but not limited to, ad valorem Taxes) have been or will be timely paid in full or accrued on the Financial Statements on or before the Closing Date.

                 (e) All withholding Tax and Tax deposit requirements imposed on the Company or any of the Subsidiaries for any periods ending on or before the Closing Date have been or will be timely satisfied in full or accrued on the Financial Statements on or before the Closing Date.

                 (f)      There has been no ownership change, as defined in
Section 382(g) of the Code (an "Ownership Change"), with respect to the Company and Subsidiaries since December 16, 1992.

                 (g) The combined Net Operating Loss Carryforward as determined for federal income tax purposes ("NOL") of the Company and its Subsidiaries as of December 31, 1994 is approximately $120,000,000 of which approximately $109,000,000 is subject to limitation under Section 382 of the Code and approximately $11,000,000 is not currently subject to limitation under
Section 382 of the Code. The Company and its subsidiaries currently have some NOL which is not subject to the SRLY Rules of Regulation Section 1.1502-21.

                 (h) The combined Net Operating Loss Carryforward as determined for federal alternative minimum tax purposes ("AMTNOL") of the Company and its Subsidiaries as of December 31, 1994 is approximately $108,000,000 of which approximately $98,000,000 is subject to limitation under
Section 382 of the Code and approximately $10,000,000 is not currently subject to limitation under Section 382 of the Code.

                 (i) The annual limitation for use of the NOL by the Company and its Subsidiaries under Section 382 of the Code is at least $4,451,852. The limitation under Section 382 of the Code applies to the Affiliated Group of Corporations (as defined in Section 1504 of the Code) as a whole and no Subsidiary is subject to a separate limitation under Section 382 of the Code or the Consolidated Return Regulations issued under Section 1502 of the Code including any proposed regulations.

                 (j) The annual limitation for use of the AMTNOL by the Company and its Subsidiaries under Section 382 of the Code is at least $4,451,852. The limitation under Section 382 of the Code applies to the Affiliated Group of Corporations (as defined in Section 1504 of the Code) as a whole and no Subsidiary is subject to a separate limitation under Section 382 of the Code or the Consolidated Return Regulations issued under Section 1502 of the Code including any proposed regulations.

                 (k) The Company and its Subsidiaries have made a proper election under Section 382(1)(5)(H) of the Code with respect to the ownership changes on December 16, 1992 and Section 382(l)(5)(D) of the Code will not apply to the Company and its Subsidiaries with respect to any ownership change.

                 (l) The net unrealized built in gain of the Company and the Subsidiaries for purposes of Section 382(h)(3)(A) of the Code with respect to the Ownership Change on December 16, 1992 is approximately $50,000,000 as of the Closing Date.

                 (m) The Company has not received on or before the Closing Date any formal or informal communication from the Internal Revenue Service ("IRS") that it will not issue the rulings requested in the ruling request filed by the Company dated August 26, 1994.

                 (n) The NOL and the AMTNOL of the Company are properly allocated among the Company and the Subsidiaries as set forth in the Company Disclosure Letter.

                 (o) The Company is entitled to and will file a consolidated federal income tax return for the taxable year which ends on or includes the Closing Date with each Subsidiary. The Company is the Common Parent Corporation of the Affiliated Group of Corporations (as defined in
Section 1504 of the Code) which includes the Company. Each Subsidiary is an includible corporation (as defined in Section 1504 of the Code). Each Subsidiary is 100 percent owned by the Company or another member of the Affiliated Group of Corporations of which the Company is the Common Parent Corporation. The Company has filed a consolidated federal income tax return with its Subidiaries each year since the year ending 1979. No consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreement to have Section 341 (f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of any asset owned by the Company or any Subsidiary is in effect with respect to the Company or any Subsidiary. None of the assets of the Company or any Subsidiary directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of the Company or any Subsidiary is "tax-exempt use property" within the meaning the Section 168(h) of the Code. The Company and each Subsidiary have not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. The Company and each Subsidiary are not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment or any "excess parachute payments" within the meaning of Section 28OG of the Code. No income or gain of the Company has been deferred pursuant to Treasury Regulation
Section 1.1502-13 or -14, or Temporary Treasury Regulations Section 1.1502-13T or -14T. No excess loss account (as described in Treasury Regulation Section 1.1502-14, 1.1502-19 and 1.1502-32) exists with respect to the Company or any Subsidiary except as set forth in the Company Disclosure Letter. No power of attorney has been granted with respect to any matter relating to Taxes of the Company or any Subsidiary which is currently in force except with respect to the Ruling Request. None of the property of the Company or any Subsidiary is required to be treated as owned by another person pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986). The Company or any Subsidiary has not participated in or cooperated in an international boycott, within the meaning of Section 999 of the Code, nor has any such corporation had operations which are or may hereafter become reportable under Section 999 of the Code. Neither the Company nor any Subsidiary has disposed of property in a transaction being accounted for under the installment method pursuant to Section 453 or 453A of the Code. The Company or any Subsidiary has no corporate acquisition indebtedness, as described in Section 279(b) of the Code. No transaction by this Agreement is subject to withholding under Section 1445 of the Code and no stock transfer taxes, real estate transfer taxes, or other similar taxes will be imposed on the transfer of the Shares pursuant to this Agreement.

                 (p) Parent or its designee reserves the right to make an election under Section 338(g) of the Code with respect to the acquisition of the Company and its Subsidiaries. The consummation of the Merger pursuant to this Agreement will not affect the status of the 1993 Merger as a qualified tax free reorganization under 368(a)(1)(A) of the Code.

         5.21 NO BROKERS. The Company has not entered into any contract, arrangement or understanding with any person or firm, including any bonus or similar arrangement with any officer, director or employee of the Company, which may result in the obligation of the Company or Parent or Merger Sub to pay any success fee, finder's fee, brokerage or agent's commission or other like payment in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained S.G. Warburg & Co. Inc. and Dillon, Read & Co. Inc., the arrangements with which have been disclosed in writing to Parent prior to the date hereof. Other than the foregoing arrangements, the Company is not aware of any claim against the Company for payment of any success fee, finder's fee, brokerage or agent's commission or other like payment in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The Company shall not pay any expenses of any stockholder incurred in connection with the Merger or any other transaction contemplated by this Agreement or the transactions contemplated by the Securities Purchase Agreements.

         5.22 MATERIAL CONTRACTS. Neither the Company nor any of its Subsidiaries is a party to or bound by any lease, agreement or other contract that would be required to be filed as an exhibit to the Annual Report on Form 10-K filed by the Company if that report were filed as of the date of this Agreement that has not already been filed as an exhibit to any Company Report that has been filed by the Company with the SEC after December 31, 1993.

         5.23 ABSENCE OF OTHER AGREEMENTS. Neither the Company nor any of its officers, directors or other authorized representatives has entered into any agreement, letter of intent or similar agreement (whether oral or written) with any party other than Parent and Merger Sub whereby all or a substantial part of the Company, its capital stock or its debt instruments would be sold, merged, consolidated, transferred or otherwise combined with or into another entity.


                                   ARTICLE VI

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

         6.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Merger Sub is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified or be in good standing would not have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations hereunder (a "Parent Material Adverse Effect"). Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Merger Sub was incorporated on January 30, 1995, and since its incorporation Merger Sub has not conducted any business activities except in connection with the transactions contemplated in this Agreement.

         6.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby, and the consummation by Parent and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Parent and Merger Sub, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         6.3 NO VIOLATION. Neither the execution and delivery by Parent and Merger Sub of this Agreement, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (a) result in a breach of any provisions of the Certificate of Incorporation or By-laws of Parent or Merger Sub; (b) violate or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or give rise to any payments or compensation under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Parent or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not, individually or in the aggregate, have a Parent Material Adverse Effect and will not impose any liability on the Company; (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective property or assets, except for violations which would not individually or in the aggregate, have a Parent Material Adverse Effect; or (d) based upon the representation and warranty of the Company made in Section 5.19 and compliance by the Company with Section 7.4, require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority (other than the Regulatory Filings), or any other person or entity, the failure to obtain or make which would have, individually or in the aggregate, a Parent Material Adverse Effect.

         6.4 AVAILABILITY OF FUNDS. Parent will have available at the Closing sufficient funds to enable it to consummate the transactions contemplated by this Agreement (upon the terms contained herein) and the Securities Purchase Agreements (upon the terms contained therein).

         6.5 NO BROKERS. Neither Parent nor Merger Sub has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any finder's fee, brokerage or agent's commission or other like payment in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.


                                  ARTICLE VII

                                   COVENANTS

         7.1 TAKEOVER PROPOSALS. The Company agrees that, from and after its execution of this Agreement through the Effective Time, it shall not, nor shall it permit any of its Subsidiaries to, and it shall use its best efforts to cause its officers, directors or employees, and all investment bankers, attorneys or other advisors or representatives retained by the Company or any of its Subsidiaries not to, (a) solicit or encourage the submission of, any Takeover Proposal (as hereinafter defined), (b) enter into any agreement with respect to any Takeover Proposal or (c) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, a Takeover Proposal; provided, however, that nothing contained in this Section 7.1 shall prohibit the Board of Directors of the Company from (x) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited Takeover Proposal if, in the judgment of the Committee after consultation with outside counsel, such action may be required for the Board of Directors of the Company to comply with its fiduciary duties to the Company and its stockholders; or (y) from disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making such disclosure to the Company's stockholders which, in the judgment of the Board of Directors, may be required under applicable law. For purposes of this Agreement, "Takeover Proposal" means any proposal or offer for a merger or other business combination involving the Company or to acquire a material equity interest in, or a substantial portion of the assets of, the Company, other than as contemplated by this Agreement.

         7.2 CONDUCT OF BUSINESS. Prior to the Effective Time, except as specifically set forth in the Company Disclosure Letter or as contemplated by any other provision of this Agreement, unless Parent has consented in writing thereto, the Company:

                 (a) shall, and shall cause each of its Subsidiaries to, conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                 (b) shall use its reasonable efforts, and shall cause each of its respective Subsidiaries to use its reasonable efforts, to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

                 (c) shall confer on a regular basis with one or more representatives of Parent to report material operational matters;

                 (d) shall not amend its certificate of incorporation or by-laws;

                 (e) shall promptly notify Parent of (i) any material emergency or other material change in the Condition of the Company or the Subsidiaries, (ii) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) involving the Company or any of its Subsidiaries, or (iii) the breach in any material respect of any representation or warranty or covenant of the Company contained herein;

                 (f) shall promptly deliver to Parent true and correct copies of any report, statement or schedule filed by the Company with the SEC subsequent to the date of this Agreement;

                 (g) shall not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed in the Company Reports, the Company Disclosure Letter or otherwise pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock from the Company, (iii) increase any compensation or enter into or amend any employment, severance, termination or similar agreement with any of its present of future officers or directors, except for normal increases in compensation to employees consistent with past practice and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans or as may be required by applicable law;

                 (h) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (other than pay-in-kind dividends on the Series A Preferred in accordance with its terms); (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action or (iii) split, combine or reclassify any of its capital stock;

                 (i) not set aside or pay any interest or principal or make any other distribution or payment with respect to any indebtedness of the Company held by Prudential or Santa Fe (other than regularly scheduled interest payments on such indebtedness held by Prudential or Santa Fe as of the date of this Agreement or as required under Section 7.13 hereof);

                 (j) shall not, and shall not permit any of its Subsidiaries to, acquire, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) (i) with a fair market value in excess of $250,000 or (ii) which are material, individually or in the aggregate, to the Company's business except in the ordinary course of business;

                 (k) shall not (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit or the creation of trade payables in the ordinary course of business; (ii) except with respect to obligations of wholly-owned Subsidiaries of the Company; assume, guaranty, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practices in an amount not material to the Company and its Subsidiaries, taken as a whole; (iii) other than to wholly-owned Subsidiaries of the Company, make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to create any material mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset;

                 (l) except as may be required as a result of a change in law or in generally accepted accounting principles shall not change any of the accounting principles or practices used by the Company;

                 (m) shall not (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company and its Subsidiaries taken as a whole; (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective property or assets, except for violations which would not individually or in the aggregate, have a Parent Material Adverse Effect; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited hereunder;

                 (n) shall not make any tax election or settle or compromise any income tax liability material to the Company and its Subsidiaries taken as a whole;

                 (o) shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected, reserved against or disclosed in the consolidated financial statements (or the notes thereto) of the Company and its Subsidiaries or incurred in the ordinary course of business consistent with past practice or in connection with the consummation of transactions contemplated by this Agreement;

                 (p) shall not settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; or

                 (q) shall not take, or agree in writing or otherwise to take any action that would constitute a breach of the covenants contained in
Section 7.2(a) through 7.2(p) or that would make any of the representations and warranties of the Company contained in this Agreement untrue or incorrect as of the date when made.

         7.3 STOCKHOLDER ACTION. (a) If required by applicable law in order to consummate the Merger, the Company shall take all action necessary in accordance with the DGCL and its

Restated Certificate of Incorporation and By-laws to convene a meeting of stockholders of the Company as promptly as practicable following the execution of this Agreement for the purpose of approving the Merger and this Agreement. The date of any such stockholders' meeting shall be set by the Board of Directors of the Company after consultation with, and on a date approved by, Parent, whose approval shall not be unreasonably withheld. Unless otherwise required by the fiduciary duty of the Board of Directors of the Company (as determined by them in good faith after consultation with outside counsel), the Board of Directors of the Company shall (i) recommend that the Company's stockholders vote to approve the Merger and this Agreement if proxies are solicited by the Company with respect to such vote, (ii) cause the Company to use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger, unless, in accordance with applicable law and the regulations of the New York Stock Exchange, such solicitation is not required to achieve approval of the Merger (taking into account proxies granted by Santa Fe and Prudential pursuant to the Securities Purchase Agreements), and (iii) take all other action in their judgment necessary and appropriate to secure the vote of stockholders required by the DGCL to effect the Merger. To the extent required by the fiduciary obligations of the Board of Directors (as determined by them in good faith after consultation with outside counsel), the Board of Directors of the Company may, at any time prior to the Effective Time, withdraw or modify its approval or recommendation to the Company's stockholders of the Merger and this Agreement.

                 (b) In connection with the Merger, the Company shall prepare a proxy statement pursuant to Regulation 14A under the Exchange Act or, if applicable law and regulations of the New York Stock Exchange do not so require, an information statement pursuant to Regulation 14C under the Exchange Act, file such proxy statement and/or information statement with the SEC under the Exchange Act as promptly as practicable and use all reasonable efforts to have such proxy statement and/or information statement cleared by the SEC. If requested by Parent, the Company will include in such proxy and/or information statement a proposal (the "Series B Proposal") to the effect that the Surviving Corporation's Certificate of Incorporation be amended, promptly following the later of (i) consummation of the Merger or (ii) the vote of the Series B Preferred stockholders upon such proposal (such later date being hereinafter referred to as the "Outside Date"), to provide that the Scheduled Automatic Conversion Date of the Series B Preferred be changed from December 14, 1995 to a date specified by Parent within ten business days following the Outside Date. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the proxy statement and/or information statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the proxy statement and/or information statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the proxy statement and/or information statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the proxy statement and/or information statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the proxy statement and/or information statement has been cleared by the SEC, the Company shall mail the proxy statement and/or information statement to the stockholders of the Company. The Company agrees that the proxy statement and/or information statement and each amendment or supplement thereto at the time of mailing thereof and (if applicable) at the time of the meeting of the stockholders of the Company, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information furnished to the Company by Parent or Merger Sub specifically for use in the proxy statement and/or information statement. Parent and Merger Sub agree that the written information concerning Parent and Merger Sub provided by them for inclusion in the proxy statement and/or information statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of the Company, will not include an untrue statement of a material fact or omit to state a material fact to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the proxy statement and/or information statement will be made by the Company without the approval of the Parent.

         7.4     FILINGS; OTHER ACTION.

                 (a) Subject to the terms and conditions herein provided, the Company and Parent shall: (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (ii) use all reasonable efforts to cooperate with one another in
(1) promptly determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (2) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (iii) use all reasonable efforts to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or appropriate to promptly consummate and make effective the transactions contemplated by this Agreement. Each of Parent and the Company will use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Merger under the HSR Act or other antitrust laws. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and the Company shall take all such necessary action.

                 (b) Prior to the Effective Time, the Company shall sell, assign or otherwise transfer any interest of the Company or any Subsidiary or affiliate thereof in the power generation facilities located at Chinese Station, California to a third party not affiliated with the Company or Buyers on terms which would not have a Material Adverse Effect.

         7.5 INSPECTION OF RECORDS; ACCESS. From the date hereof to the Effective Time, the Company shall allow all designated officers, attorneys, accountants and other representatives or agents of Parent ("Parent's Representatives") access at all reasonable times to all employees, offices, warehouses, and other facilities and to the records and files, correspondence, audits and properties (whether owned or leased, or as to which an easement in favor of the Company exists), as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and its Subsidiaries including, without limitation, access to all properties of the Company (whether owned or leased, or as to which an easement in favor of the Company exists) to conduct such reasonable investigation of the business and properties of the Company and its Subsidiaries as Parent deems appropriate; provided, however, Parent's Representatives shall use reasonable efforts to avoid interfering with, hindering or otherwise disrupting the employees of the Company in the execution of their employment duties during any visit to, or inspection of, the Company's facilities. Parent agrees that any written report regarding any such environmental investigation shall be confidential and shall not be provided to any third party, including any governmental authority, without the prior written consent of the Company. Parent agrees to promptly provide the Company with a copy of any such written environmental report.

         7.6 PUBLICITY. Parent, the Company, Santa Fe and Prudential shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), agree upon the text of any press release relating to this Agreement or the transactions contemplated hereby before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

         7.7 FURTHER ACTION. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions to performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger and the other transactions contemplated hereby.

         7.8 EXPENSES. Except as set forth in Section 9.3(b) (under the circumstances therein contemplated), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that if the Merger is consummated and the Merger Expenses (as defined below) exceed $3,250,000, then (a) the amount of such excess shall be reimbursed to the Surviving Corporation by Prudential on or before ten days after the receipt by Prudential of a written request therefor from the Surviving Corporation accompanied by documentation in reasonable detail evidencing the total amount of expenses incurred, including such excess; provided, however, in no event shall the amount required to be paid by Prudential pursuant to this sub-clause (a) exceed $250,000; and (b) the amount by which the Merger Expenses exceed $3,500,000 shall be reimbursed to the Surviving Corporation by Santa Fe on or before ten days after the receipt by Santa Fe of a written request therefor from the Surviving Corporation accompanied by documentation in reasonable detail evidencing the total amount of Merger Expenses, including such excess; and provided further, however, that if the Securities Purchase Agreement among Parent, Merger Sub and Santa Fe is terminated by Santa Fe pursuant to Section 7.2(d) thereof, the Company shall reimburse Parent and Merger Sub for Parent's out-of-pocket expenses incurred in connection with this Agreement and the transaction contemplated hereby, such reimbursement not to exceed $1,500,000. Upon the reasonable request of Prudential or Santa Fe, the Surviving Corporation shall provide additional documentation to verify the accuracy of the information furnished to such party regarding the expenses incurred by the Company or the Surviving Corporation. As used in this
Section 7.8, "Merger Expenses" shall mean the Option Cash-Out Amount, all amounts due from the Company to Vinson & Elkins L.L.P., Akin, Gump, Strauss, Hauer & Feld, L.L.P., Morris Nichols Arsht & Tunnel and Morris, James, Hitchens & Williams for services rendered in connection with the Merger and the Lawsuit, amounts due from the Company to S.G. Warburg & Co. Inc. for services rendered in connection with the Merger (not to exceed $1,250,000 plus expenses), amounts due from the Company to Dillon, Read & Co. Inc. for services rendered in connection with the Merger (not to exceed $1,150,000), amounts due Elliot Associates L.P. for services rendered in connection with the Merger (not to exceed $75,000), amounts due in settlement of the Lawsuit and printing and mailing costs and expenses incurred in connection with the Merger.

         7.9     INDEMNIFICATION.

                 (a) Parent shall cause the Surviving Corporation to indemnify each of the present and former officers, directors, employees and agents of the Company and its Subsidiaries (the "Indemnified Parties") with respect to his service in any such capacity or service at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in regard to any matter, including the transactions contemplated hereby, occurring at or prior to the Effective Time to the full extent permitted by the DGCL, the Company's Certificate of Incorporation or Bylaws or indemnification agreements, or the certificate of incorporation or bylaws of such Subsidiary, in each case as in effect as of the date of this Agreement. Neither Parent nor the Surviving Corporation shall amend such indemnification provisions currently contained in the certificates of incorporation and bylaws of the Company and its Subsidiaries (except as required by applicable law) if the amendments effected thereby would diminish the Indemnified Parties' right of indemnification.

                 (b) Parent shall cause the Surviving Corporation to use its best efforts to cause to be maintained in effect for six years from the later of the Effective Time or the expiration of the current policy (such later date being herein referred to as the "Commencement Date"), the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries with respect to all matters, including the transactions contemplated hereby, occurring prior to or at the Effective Time; provided, however, the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the insured officers and directors so long as no lapse in coverage occurs as a result of such substitution; and provided further, however, that, effective on the third anniversary of the Effective Time (or at any time thereafter), the Surviving Corporation may substitute for such policies an indemnity from Parent providing coverage no less advantageous to the insured officers and directors so long as no lapse in coverage occurs as a result of such substitution; if such substitution of an indemnity is effected, the Surviving Corporation will provide to each such insured officer or director so requesting a contract from Parent evidencing such indemnity.

                 (c) This Section 7.9 shall survive the closing of the transactions contemplated hereby, is intended to benefit the Company and each of the Indemnified Parties (each of whom shall be entitled to enforce this Section 7.9 against the Surviving Corporation and Parent) and shall be binding on all successors and assigns of the Surviving Corporation and Parent. If the Surviving Corporation or the Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Surviving Corporation and/or Parent assume the obligations set forth in this Section 7.9.

         7.10    CERTAIN BENEFITS.

                 (a) From and after the Effective Time, subject to applicable law, Parent and Subsidiaries will honor in accordance with their terms, all Company Benefit Plans; provided, however, that nothing herein shall preclude any change effected on a prospective basis in any Company Benefit Plan.

                 (b) The Surviving Corporation shall employ at the Effective Time all employees of the Company and its Subsidiaries who are employed on the Closing Date on terms consistent with the Company's current employment practices and at comparable levels of compensation and positions. Such employment shall be at will and Parent and the Surviving Corporation shall be under no obligation to continue to employ any individuals.

         7.11 SETTLEMENT OF LITIGATION. The parties hereto agree to use all commercially reasonable efforts (a) to enter into a memorandum of understanding or other appropriate agreement in a form and on terms reasonably acceptable to the parties hereto, Prudential and Santa Fe (the "Memorandum of Understanding") settling the lawsuit styled as Engel v. Hadson Corporation, et al., Civil Action No. 13934 (the "Lawsuit"), pending in the Court of Chancery of the State of Delaware in and for New Castle County (the "Court") and providing for, among other things, (i) the approval by the litigants of the consideration to be paid to holders of Common Stock pursuant to Section 4.1(b) hereof, (ii) payment of fees and expenses of plaintiff's counsel and (iii) a release of each of the defendants named therein, Parent, the Company, Santa Fe and Prudential and their respective officers, directors, agents, employees and affiliates from any and all claims by stockholders of the Company with respect to the Merger (the "Settlement"), (b) as soon as practicable after the Memorandum of Understanding is entered into, to cause (i) the stipulation of settlement or other appropriate document having such effect contemplated by the Memorandum of Understanding (which shall be in a form reasonably acceptable to the parties hereto, Santa Fe and Prudential) to be filed in the Court, (ii) the Court to certify the Lawsuit as a class action the members of which shall be all holders of Common Stock (other than Santa Fe and Prudential), and in connection with which the members of the class do not have the right to opt out or otherwise elect not to participate in the Settlement and (iii) the Settlement to become final and non-appealable.

         7.12 NO AMENDMENT. Without the express written consent of the Company, Parent and Merger Sub agree not to amend or modify either of the Securities Purchase Agreements in any respect.

         7.13 PAYMENT OF CERTAIN INDEBTEDNESS. Immediately prior to the Effective Time, the Company shall pay to Prudential, as holder of the Company's $56,400,000 original aggregate principal amount of 8% Senior Secured Notes due 2003 (the "8% Senior Secured Notes"), all interest accrued on the 8% Senior Secured Notes from the last interest payment date on which interest was paid in full to but not including the day on which the Effective Time shall occur.


                                  ARTICLE VIII

                                   CONDITIONS

         8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                 (b) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement.

                 (c) The Board of Directors of the Company shall have received from Dillon, Read & Co. Inc. confirmation, as of the date of the proxy or information statement relating to the Merger, of its opinion described in
Section 5.18.

                 (d) This Agreement and the Merger shall have been approved by the stockholders of the Company in accordance with the DGCL and the Company's Restated Certificate of Incorporation and By-laws.

                 (e) The Lawsuit shall have been certified as a class action as provided for in Section 7.11 hereof, the members of which shall not have opt out rights or the right to otherwise elect not to participate therein, and the Settlement shall have been approved and become final and non-appealable.

         8.2 CONDITION TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following condition:

                 (a) Parent and Merger Sub shall have performed in all material respects their respective agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and (unless made as of a specified date) as of the Closing Date, with the same force and effect as if made at, and effective as of, such date; and the Company shall have received a certificate of the President or a Vice President of Parent and Merger Sub, dated the Closing Date, certifying to such effect.

                 (b) The Company shall have received from Gardner Carton & Douglas, counsel to Parent and Merger Sub, an opinion covering the matters set forth on Exhibit A hereto.

         8.3 CONDITIONS TO OBLIGATION OF PARENT AND MERGER SUB TO EFFECT THE MERGER. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and (unless made as of a specified date) as of the Closing Date, with the same force and effect as if made at, and effective as of, such date (provided, however, in addition, that each representation and warranty in Section 5.12, Section 5.14(d), (e), (f), (g), (h), (i) and (k), Section 5.16,
Section 5.17, Section 5.20, Section 5.22 or Section 5.23 shall be deemed to be untrue or incorrect as of either such date only to the extent that the inaccuracies of such representation and warranty would reasonably be expected to have a Material Adverse Effect), and Parent shall have received a certificate of the Company, dated the Closing Date, certifying to all of the foregoing.

                 (b) All necessary governmental and third party consents required in connection with the transactions contemplated by this Agreement shall have been obtained and there shall be no action, suit or proceeding pending or threatened against the Company, the Parent or any of their subsidiaries which would reasonably be expected to prevent or delay the transactions contemplated by this Agreement or either of the Securities Purchase Agreements or result in material damages in connection herewith or therewith.

                 (c) Parent and Merger Sub shall have entered into the Securities Purchase Agreements and all conditions to the obligations of Parent and Merger Sub to close the transactions contemplated thereby shall have been satisfied or waived.

                 (d) Parent and Merger Sub shall have received from Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to the Company, an opinion covering the matters set forth on Exhibit B hereto.

                 (e) On the date of commencement of mailing to the Company's stockholders of the proxy or information statement with respect to the Merger and immediately prior to the Effective Time, Parent and Merger Sub shall have received a letter customary in form and substance in transactions of this type, dated the date of such mailing and the date of the Effective Time, respectively, and reasonably satisfactory to them, from Price Waterhouse, independent public accountants for the Company, in connection with such accountants' review of certain financial matters regarding the Company and its Subsidiaries contained in such proxy or information statement.

                 (f) All Company Options shall have been cancelled and terminated by the Compensation Committee of the Board of Directors of the Company.

                 (g) Except as disclosed in the Company Reports filed with the SEC prior to the date of this Agreement or in the Company Disclosure Letter, since December 31, 1993, there shall not have occurred any event or change with respect to the Company and its Subsidiaries having or which would be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                                   ARTICLE IX

                                  TERMINATION

         9.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual written consent of Parent and the Company.

         9.2 TERMINATION BY EITHER PARENT OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if
(a) all conditions to consummation of the Merger shall not have been satisfied or waived and the Merger shall not have been consummated by June 30, 1995, or
(b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to clause (b) of this
Section 9.2 shall have used all reasonable efforts required by this Agreement to remove such injunction, order or decree.

         9.3     TERMINATION BY THE COMPANY.

                 (a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company, if there has been a breach by Parent or Merger Sub of any representation or warranty contained in this Agreement which would have a Parent Material Adverse Effect.

                 (b) In addition, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company if, in the judgment of the Committee, such action may be required for the Board of Directors to comply with its fiduciary duties to the Company and its stockholders; provided, however, if such action is taken by the Company, the Company shall pay to Parent $1,500,000 as reimbursement to Parent for Parent's expenses incurred in connection with the transactions contemplated by this Agreement (for which Parent shall not be required to account); and provided further, however, that if, following such action, the Company shall consummate any transaction pursuant to a Takeover Proposal (i) within 15 months following the date of this Agreement or (ii) thereafter pursuant to a definitive agreement executed by the Company during such 15-month period, the Company shall also pay to Parent $3,500,000 promptly upon the occurrence of such transaction.

         9.4 TERMINATION BY PARENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Parent, if there is any inaccuracy in any representation or warranty of the Company contained in this Agreement which would reasonably be expected to have a Material Adverse Effect.

         9.5 AUTOMATIC TERMINATION. This Agreement shall terminate automatically upon any termination of the Securities Purchase Agreement among Parent, Merger Sub and Santa Fe pursuant to Section 7.2(d) thereof.

         9.6 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.6, Sections 7.8 and 9.3(b), the last two sentences of Section 7.5 and the Confidentiality Agreement referred to in Section 10.4. Moreover, in the event of termination of this Agreement, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

         9.7 EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreements on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of the party granting such extension or waiver.


                                   ARTICLE X

                               GENERAL PROVISIONS

         10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; CONSEQUENCES OF INACCURACY. Unless this Agreement has previously been terminated pursuant to
Article IX, the representations and warranties and covenants made in this Agreement shall terminate at the Closing, except that any covenant herein which by its terms contemplates performance after the Closing Date shall survive the Closing Date for the period contemplated thereby. Prior to Closing, inaccuracy of a representation or warranty made in this Agreement shall serve as a basis for monetary liability of any party to this Agreement to another only if made with actual knowledge of such inaccuracy and only to the extent that such inaccuracy would reasonably be expected to have a Material Adverse Effect (in the case of a representation or warranty of the Company) or Parent Material Adverse Effect (in the case of a representation or warranty of Parent or Merger
Sub); otherwise, inaccuracy of a representation or warranty shall serve only as a basis for termination of the Agreement or refusal to close in accordance with Sections 9.3(a), 9.4, 8.2(a) or 8.3(a).

         10.2 NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to the Company:                                          If to Parent or Merger Sub:

Hadson Corporation                                 LG&E Energy Corp.
2777 Stemmons Freeway                                       220 West Main Street
Suite 700                                                   P.O. Box 32030
Dallas, Texas 75207                                         Louisville, Kentucky 40202
Attention: President                               Attention: President
Fax:  (214) 640-6932                                        Fax:  (502) 627-2995

With a copy to:                                             With a copy to

Hadson Corporation                                 LG&E Energy Corp.
2777 Stemmons Freeway                                       220 West Main Street
Suite 700                                                   P.O. Box 32030
Dallas, Texas 75207                                         Louisville, Kentucky 40202
Attention:  General Counsel                        Attention: General Counsel
Fax:  (214) 640-6801                                        Fax:  (502) 627-2585

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         10.3 ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties and any purported assignment without such prior written consent of the other parties shall be void; provided, however, that Parent may assign this Agreement to any of its subsidiaries or affiliates whether or not such subsidiaries or affiliates exist at the date hereof; provided, further, that no such assignment shall relieve Parent of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 7.8 or 7.9, which are expressly intended to be enforceable by the beneficiaries thereof, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         10.4 ENTIRE AGREEMENT. This Agreement, the Company Disclosure Letter, the Securities Purchase Agreements and the Confidentiality Agreement dated December 28, 1994, between the Company and Parent constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parities hereto.

         10.5 AMENDMENT. This Agreement may be amended by the parties hereto only by an instrument in writing signed by or on behalf of each of the parties hereto.

         10.6    GOVERNING LAW; CHOICE OF FORUM.

                 (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

                 (b) Each of the parties hereto irrevocably (i) agrees that any legal suit, action or proceeding brought by any of the parties hereto against another arising out of or based upon this Agreement or the transaction contemplated hereby may be instituted in any state or federal court located in the State of Delaware, (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

         10.7 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

         10.8 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         10.9 INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

         10.10 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereunder.

         10.11 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provisions of this

Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                                    LG&E ENERGY CORP.

                                    By: /s/ EDWARD J. CASEY, JR.
                                        __________________________________
                                    Name: Edward J. Casey, Jr.
                                    Title: Group President, LG&E Energy
                                           Services, LG&E Energy Corp.

                                    CAROUSEL  ACQUISITION  CORPORATION

                                    By: /s/ EDWARD J. CASEY, JR.
                                        __________________________________
                                    Name: Edward J. Casey, Jr.
                                    Title: President

                                    HADSON CORPORATION

                                    By: /s/ GREG G. JENKINS
                                        __________________________________
                                    Name: Greg G. Jenkins
                                    Title: President and Chief Executive
                                           Officer

                                   EXHIBIT A

         The opinion of Gardner, Carton & Douglas, counsel to Parent and Merger Sub shall be substantially to the following effects:

         1. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Merger Sub is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified or be in good standing would not have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under the Merger Agreement (a "Parent Material Adverse Effect"). Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Merger Sub was incorporated on January 30, 1995, and, to such counsel's knowledge, since its incorporation Merger Sub has not conducted any business activities except in connection with the transactions contemplated in this Agreement.

         2. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver the Merger Agreement and all agreements and documents contemplated thereby, and the consummation by Parent and Merger Sub of the transactions contemplated thereby has been duly authorized by all requisite corporate action. The Merger Agreement constitutes, and all agreements and documents contemplated thereby (when executed and delivered pursuant thereto for value received) will constitute, the valid and legally binding obligations of Parent and Merger Sub, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         3. Neither the execution and delivery by Parent and Merger Sub of the Merger Agreement, nor the consummation by Parent and Merger Sub of the transactions contemplated thereby in accordance with the terms thereof, will:
(1) result in a breach of any provisions of the Certificate of Incorporation or By-laws of Parent or Merger Sub; (2) violate or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or give rise to any payments or compensation under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Parent or Merger Sub under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Parent or Merger Sub is a party, or by which Parent or Merger Sub or any of their properties is bound or affected, except for any of the foregoing matters which would not, individually or in the aggregate, have a Parent Material Adverse Effect and will not impose any liability on the Company; (3) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Merger Sub or any of their respective property or assets of which were are aware (after consultation with Parent's General Counsel), except for violations which would not individually or in the aggregate, have a Parent Material Adverse Effect; or

(4) based upon the representation and warranty of the Company made in Section
5.19 and compliance by the Company with Section 7.4, require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority (other than the Regulatory Filings), or any other person or entity, the failure to obtain or make which would have, individually or in the aggregate, a Parent Material Adverse Effect.

                                   EXHIBIT B



         The opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., special counsel to the Company, shall be substantially to the following effects:

         1. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary [relying as to factual matters in support thereof solely upon an Officer's Certificate of the Company], except where the failure to be so licensed or qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.

         2. The Company has the requisite corporate power and authority to execute and deliver the Merger Agreement and all agreements and documents contemplated thereby. The Company Board Approval as well as all approvals of the stockholders of the Company required under the DGCL, the charter and bylaws of the Company and the Merger Agreement have been duly obtained and remain in full force and effect and constitute all requisite corporate action on the part of the Company necessary for the consummation by the Company of the transactions contemplated by the Merger Agreement. The Merger Agreement constitutes the valid and legally binding obligation of the Company. The Company Board Approval constitutes all necessary action to approve the transactions contemplated by the Merger Agreement and the Securities Purchase Agreements pursuant to Section 203(a) of the DGCL.

         3.      The authorized capital stock of the Company is as set forth in
Section 5.4 of the Merger Agreement.

         4. Each of Hadson Gas Systems, Inc. ("Gas Systems"); Llano, Inc. ("Llano"); Minerals, Inc. ("Minerals"); Western Natural Gas and Transmission Corporation ("Western"); Hadson Gas Co. ("Gas Co."); Hadson Gas Marketing Co. ("Gas Marketing") and Hadson Gas Gathering & Processing Co. ("Hadson Gas Processing") is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary [relying as to factual matters in support thereof solely upon an Officer's Certificate from each of such companies], except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect. To the Opinion Giver's Knowledge, all of the outstanding stock of Gas Systems, Llano, Minerals, Western Gas Co., Gas Marketing and Hadson Gas Processing is owned directly or indirectly by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances.

         5. Neither the execution and delivery by the Company of the Merger Agreement nor the consummation by the Company of the Merger Agreement in accordance with its terms:

         a. contravenes or results in a breach of any provision of the certificate of incorporation or by-laws (or similar governing documents) of the Company;

         b. violates, or constitutes a default under, or permits the termination of, any agreement, contract, lease or other commitment of the Company filed as an Exhibit to any Company Report filed by the Company with the SEC after December 31, 1993, other than as set forth in the Disclosure Letter or as set forth in Schedule 1 [to be attached to this opinion at the time of delivery].

         c. to the Opinion Giver's Knowledge, violates any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its properties or assets, except for violations which would not reasonably be expected to have a Material Adverse Effect or to prevent or delay consummation of the transactions contemplated by the Merger Agreement.

         d. other than the filings provided for in Article I of the Merger Agreement and filings required under the HSR Act or the Exchange Act (collectively the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic, governmental or regulatory authority, or any other person or entity, which has not been obtained or made except for those the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect or prevent or delay consummation of the transactions contemplated by the Merger Agreement.

         6. To the Opinion Giver's Knowledge, there is no litigation, proceeding or governmental investigation pending or threatened against or relating to the Company, any of its subsidiaries or any of their respective properties which questions the validity of, or seeks damages in connection with, the Merger Agreement or, except as set forth in the Disclosure Letter, which, if determined adversely to the Company or its subsidiaries, would result in a Material Adverse Effect on the Company.

         7. The Company is not (a) an "investment company" or, to the Opinion Giver's Knowledge, a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or (b) a "holding company" or, to the Opinion Giver's Knowledge, a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         8. The statements in the definitive Proxy Statement or Information Statement delivered to the stockholders of the Company in connection with the Merger under the caption "Merger Agreement" [or other caption employed under which the Merger Agreement and the transactions contemplated thereby are summarized or described], insofar as such statements purport to summarize the provisions of the Merger Agreement and the transactions contemplated thereby , fairly summarize or describe such provisions of the Merger Agreement in all material respects.




                                      3